Exhibit 10.3

726 Bell Avenue/Suite 301/P.O. Box 457

Carnegie, PA 15106

August 10, 2021

J. Brett McBrayer

[Address]

Re: Amendment No. 1 to Offer Letter

Dear Brett:

This letter (this “Amendment”) amends that certain offer letter (the “Offer Letter”) effective July 2, 2018, by and between Ampco-Pittsburgh Corporation (the “Corporation”) and you. All capitalized terms used but not otherwise defined herein have the meaning set forth in the Offer Letter.

Except as amended by this Amendment, the Agreement remains in full force and effect. Notwithstanding the foregoing, the parties intending to be legally bound, agree to amend the Agreement as follows:

1.

Subject to your election as a director duly elected to the Board by the shareholders of the Corporation or otherwise appointed to the Board pursuant to the Corporation’s Articles of Incorporation and By-laws (each as amended from time to time), simultaneously with the termination or separation of your continued employment as Chief Executive Officer of the Corporation, you hereby agree to tender your resignation as a director of the Corporation (and any subsidiary or affiliated entities of the Corporation for which you then serve as a director or in a similar capacity), effective upon any such termination or separation. Notwithstanding the foregoing, in connection with any termination of your continued employment as Chief Executive Officer of the Corporation, the Board may evaluate such resignation in light of the then-current circumstances and may accept (or reject) such offer of resignation in its sole discretion. You also hereby agree, upon such a termination or separation, to take any and all other reasonable actions requested by the Corporation to give effect to the forgoing.

2.

Effective April 1, 2021, your annual base salary shall be increased to $643,000 per year. Your other compensation arrangements, as most recently approved by the Board or the Compensation Committee of the Board, shall remain in effect and shall not be modified by this Amendment.

This Amendment and all related documents are governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, United States of America.

This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and assigns.

This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

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August 10, 2021

This Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

* * *

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter, which will then constitute our agreement on this subject.

Sincerely,

AMPCO-PITTSBURGH CORPORATION

By:	/s/ Rose Hoover
Name:	Rose Hoover
Title:	President and Chief Administrative Officer
Accepted and Agreed to
this 10th day of August, 2021

/s/ J. Brett McBrayer
J. Brett McBrayer